EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Second Quarter Results

RACINE, Wis., May 09, 2022 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced lower sales and earnings results for the Company’s second fiscal quarter ending April 1, 2022.

“Consumers continue to want to spend time outdoors and demand for Johnson Outdoors products across all segments of the business remains high. Managing ongoing global supply chain challenges, which we expect to continue through the second half of the fiscal year, is our primary focus,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “As we navigate through this unpredictable environment, our commitment is to maximize product build and shipments to customers.”

SECOND QUARTER RESULTS
Total Company net sales in the second quarter declined 8 percent to $189.6 million compared to the prior year’s record-high second fiscal quarter. Key contributing factors include:

  In Fishing, despite continued strong demand, sales declined by 19 percent driven primarily by supply chain disruptions that slowed our ability to complete and ship finished goods
  Camping revenue outpaced market growth and increased 35 percent, including significant growth in both consumer tents and stoves
  Watercraft Recreation revenue also exceeded market growth and grew 29 percent, driven by higher sales for the Sportsman line of products
  Diving sales increased 28 percent as dive markets continue to experience recovery as more consumers resume travel

Total Company operating profit was $15.4 million for the second fiscal quarter versus $36.0 million in the prior year second quarter. Gross margin of 36.2 percent was 9 points below the prior year quarter primarily due to increased materials and inbound freight costs driven by supply chain dynamics. Operating expenses of $53.2 million decreased from the prior year period due primarily to the impact of lower sales volume-driven expenses, as well as lower variable and deferred compensation expense.

Net income was $9.9 million, or $0.97 per diluted share, versus $27.8 million, or $2.74 per diluted share in the previous year’s second quarter. The Company’s effective tax rate was 25.1 percent compared to 25.4 percent in the prior year’s second quarter.

YEAR-TO-DATE RESULTS
Fiscal 2022 year-to-date net sales were $343.1 million, an 8 percent decrease over last year’s first fiscal six-month period. Total Company operating profit declined to $29.2 million compared to $59.6 million in prior fiscal year-to-date period. Gross margin declined to 37.7 percent in the first fiscal six months versus 45.3 percent in the prior fiscal year-to-date period. Operating expenses were $100.0 million in the six months ending April 1, 2022, a decrease of $8.7 million from the first half of the prior year due to the same volume-related and variable and deferred compensation costs noted above for the quarter. Net income during the first fiscal six months was $20.8 million, or $2.04 per diluted share, versus $47.7 million, or $4.70 per diluted share, in the prior fiscal year-to-date period. The Company’s effective tax rate increased to 25.3 percent in the current year period versus 24.7 percent in the prior year six-month period.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $113.2 million as of April 1, 2022. Depreciation and amortization were $6.9 million in the six months ending April 1, 2022, compared to $6.8 million in the six months ending April 2, 2021. Capital spending totaled $15.7 million in the current quarter compared with $9.8 million in the prior year period, due to additional capacity investments in the current year. In February 2022, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of April 14, 2022, which was payable April 28, 2022.

“As we work through persisting supply constraints, this fiscal year we are strategically maintaining higher inventory levels as well as seeking alternative sources for key components where possible. Planned product price increases announced last quarter have been taken, and we will continue to evaluate future pricing actions. During this time, we expect margins will continue to be impacted by pressure caused by the supply chain and related inflationary trends everyone is seeing in the marketplace,” said David W. Johnson, Chief Financial Officer. “Importantly, our strong balance sheet and cash position enable us to invest in opportunities to strengthen the business, and we remain confident in our ability to deliver long-term value and consistently pay dividends to shareholders.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Monday, May 9, 2022. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 10, 2021, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, and the timing, pricing and continued availability of raw materials and components from our supply chain, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions and other factors impacting climate change legislation. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating Results	April 1 2022	April 2 2021	April 1 2022	April 2 2021
Net sales	$189,623	$206,156	$343,147	$371,823
Cost of sales	121,038	112,902	213,931	203,539
Gross profit	68,585	93,254	129,216	168,284
Operating expenses	53,156	57,218	100,027	108,691
Operating profit	15,429	36,036	29,189	59,593
Interest (income) expense, net	(53)	(45)	(108)	(95)
Other expense (income), net	2,272	(1,229)	1,498	(3,633)
Income before income taxes	13,210	37,310	27,799	63,321
Income tax expense	3,310	9,476	7,043	15,640
Net income	$9,900	$27,834	$20,756	$47,681
Diluted average common shares outstanding	10,150	10,120	10,142	10,101
Diluted net income per common share	$0.97	$2.74	$2.04	$4.70
Segment Results
Net sales:
Fishing	$129,323	$160,016	$237,679	$287,015
Camping	19,167	14,244	33,301	26,438
Watercraft Recreation	23,009	17,778	37,609	30,221
Diving	18,194	14,208	34,685	28,301
Other/eliminations	(70)	(90)	(127)	(152)
Total	$189,623	$206,156	$343,147	$371,823
Operating profit (loss):
Fishing	$11,321	$40,400	$27,613	$68,163
Camping	5,119	2,962	7,869	5,770
Watercraft Recreation	3,164	2,814	4,695	3,883
Diving	1,209	(1,253)	1,662	(1,594)
Other	(5,384)	(8,887)	(12,650)	(16,629)
Total	$15,429	$36,036	$29,189	$59,593
Balance Sheet Information(End of Period)
Cash and cash equivalents			$113,186	$186,921
Accounts receivable, net			119,517	130,139
Inventories, net			235,220	124,538
Total current assets			479,155	450,769
Total assets			668,789	618,980
Total current liabilities			119,109	123,503
Total liabilities			194,203	195,244
Shareholders' equity			474,586	423,736

At Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – marketing services & global communications
262-631-6600	262-631-6600